Filed Pursuant to Rule 424(b)(3)

Registration No. 333-224408

PROSPECTUS

2,588,738 Shares of Common Stock

The selling stockholders named in this prospectus are offering up to 2,588,738 shares of our common stock. We will not receive any proceeds from the resale of the shares of our common stock by the selling stockholders.

The selling stockholders may offer shares of our common stock from time to time in a number of different ways and at varying prices. For more information on possible methods of offer and sale by the selling stockholders, refer to the section of this prospectus entitled “Plan of Distribution.”

Our common stock is traded on the NASDAQ Capital Market under the symbol “CODA.” On April 19, 2018, the closing sale price of our common stock on the Nasdaq Capital Market was $4.13 per share.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 3. We urge you to carefully read this prospectus, together with the documents we incorporate by reference, describing the terms of these securities before investing.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated May 2, 2018

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.

This prospectus and any prospectus supplement are not an offer to sell, nor a solicitation of an offer to buy, securities in any jurisdiction where the offer or sale of such securities is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents or any prospectus supplement. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

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PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this prospectus. We urge you to read this entire prospectus. Investing in our securities involves risks. Therefore, carefully consider the risk factors set forth under the section titled “Risk Factors” in this prospectus, as well as other information in this prospectus, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results, and financial condition, as well as adversely affect the value of an investment in our securities.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “Coda Octopus,” “we,” “us,” “our,” or similar references mean Coda Octopus Group, Inc. and our subsidiaries.

Company Overview

We operate two distinct business segments. Our Products Segments designs and manufactures patented real time 3D sonar solutions and other leading products for subsea applications (“Products Segment” or “Marine Technology Business”). Our Services Segment supplies engineering services to prime defense contractors (“Services Segment” or “Engineering Business”) and focuses primarily on mission critical integrated defense systems that require a high level of reliability and quality controls.

The products sold by our Products Segment are used primarily in the underwater construction market, offshore oil and gas, offshore wind energy industry, complex dredging, port and harbor security, defense, mining both gems and deep sea minerals and marine sciences sectors. Our customers include service providers to major oil and gas companies, law enforcement agencies, government bodies (including maritime and navy organizations), ports, mining companies, defense companies, universities and research institutions.

Our Services Segment supplies engineering services primarily to prime defense contractors. We have been supporting a number of significant defense programs for over 30 years, such as the Raytheon Close in Weapons Program and Northrop Grumman’s Mine Hunting Systems Program and these programs are steadily growing. We also supply, upgrade and maintain proprietary parts to these programs on an ongoing basis. This business model ensures recurring and long tail revenues since we continuously supply parts to these programs.

The Products Segment sells its products through our three wholly owned subsidiaries, Coda Octopus Products, Inc. (USA), Coda Octopus Products Limited (United Kingdom), and Coda Octopus Products Pty Limited (Australia) and through our appointed agents globally. The Products Segment also rents its equipment to customers. The Services Segment operates through our wholly owned subsidiaries, Coda Octopus Colmek, Inc. (“Colmek”) based in Salt Lake City, Utah, and Coda Octopus Martech Limited (“Martech”) based in the United Kingdom.

The Offering

Securities Offered by the Selling Stockholders	Up to 2,588,738 shares of Common Stock

Common Stock Outstanding	10,415,416 shares (1)

Terms of the Offering	The selling stockholders may, from time to time, offer and resell, transfer, or otherwise dispose of any or all of the shares of our Common Stock covered by this prospectus through underwriters or dealers, directly to purchasers, or though broker-dealers or agents. See “Plan of Distribution.”

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of Common Stock being offered under this prospectus. See “Use of Proceeds.”

NASDAQ Capital Market Symbol	Our Common Stock is listed under the symbol “CODA.”

Risk Factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our Common Stock.

(1) Based on the number of issued and outstanding shares of Common Stock on April 20, 2018.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements and information in this prospectus, and certain oral statements made from time to time by our representatives, may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “outlook,” “estimate,” “potential,” “continues,” “may,” “will,” “seek,” “approximately,” “predict,” “anticipate,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that the future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Known material factors that could cause our actual results to differ from those in the forward-looking statements are described in “Risk Factors” below. Among those factors that could cause actual results to differ materially are:

●	The price of commodities, in particular in the oil and gas sector;

●	Our ability to maintain our competitive edge relating to our patented real time sonar 3D technology;

●	The allocation of funds to defense procurement by governments in the United States and the United Kingdom;

●	volatility of the currency markets;

●	global-political uncertainties affecting the markets into which we sell our goods and services;

●	global trends which make certain geographical regions more competitive in providing engineering solutions because of lower labor costs (e.g. India and China);

●	Our ability to compete with larger companies for certain specialized electronic engineering skills;

●	The availability of financial resources to advance our flagship technology at the commercially appropriate pace required to capture new markets and increase our sales which could facilitate new entrants to the market;

●	The inherent uncertainty of the technology space due to the fast pace of innovations:

●	The loss of our largest customers, or significant reduction in purchases by our largest customers;

●	The availability of external sources of capital;

●	Volatility in the capital and credit markets; and

●	the implications of the United Kingdom’s decision to leave the European Union;

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These forward-looking statements are largely based on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. If one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may differ materially from those described in any forward-looking statement.

Although we believe our estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. Our assumptions about future events may prove to be inaccurate. We caution you that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure you that those statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements. When considering forward-looking statements, you should also keep in mind the factors listed in the section entitled “Risk Factors” included in this prospectus and disclosures made in the documents incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended October 31, 2017, our Quarterly Report on Form 10-Q for the period ended January 31, 2018 and our subsequent SEC filings. All forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully review and consider the risk factors in this prospectus or incorporated by reference into this prospectus to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), before acquiring any of such securities in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition, results of operations, or prospects could be materially adversely affected by any of these risks. The occurrence of any of these risks might result in the trading price of our securities to decline or cause you to lose all or part of your investment in the offered securities. Please read “Cautionary Statement Regarding Forward-Looking Statements.”

The U.S. Government’s budget deficit, the national debt and sequestration could have an adverse impact on our business, financial condition, results of operations and cash flows.

The U.S. Government’s budget deficit, the national debt and sequestration could have an adverse impact on our business, financial condition, results of operations and cash flows in a number of ways, including the following:

●	The U.S. Government could reduce or delay its spending on, or reprioritize its spending away from, certain government programs in which we participate;

●	The U.S. Government may be unable to complete its budget process before the end of its fiscal year on September 30 and thus would be required either to shut down or be funded pursuant to a “continuing resolution” that authorizes agencies of the U.S. Government to continue operations but does not authorize new spending initiatives, either of which could result in reduced or delayed orders, which may decrease our revenues or profitability or otherwise have a material adverse effect on our business, financial condition and results of operations

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●	U.S. Government spending could be impacted by sequestration or alternate arrangements, which increases the uncertainty as to, and the difficulty in predicting, U.S. Government spending priorities and levels; and

●	We may experience declines in revenue, profitability and cash flows as a result of reduced or delayed orders or payments or other factors caused by economic difficulties of our customers and prospective customers, including the U.S. government.

We are dependent on new products.

Our future revenue stream depends to a large degree on our ability to bring new products to market on a timely basis. We must continue to make significant investments in research and development in order to continue to develop new products, enhance existing products and achieve market acceptance of such products. We may incur problems in the future in innovating and introducing new products. Our development stage products may not be successfully completed or, if developed, may not achieve significant customer acceptance. If we were unable to successfully define, develop and introduce competitive new products, and enhance existing products, our future results of operations would be adversely affected. Development and manufacturing schedules for technology products are difficult to predict, and we might not achieve timely initial customer shipments of new products. The timely availability of these products in volume and their acceptance by customers are important to our future success. A delay in new product introductions could have a significant impact on our results of operations.

If the protection of our intellectual property rights is inadequate, our ability to compete successfully could be impaired.

We have a number of patents. We regard our intellectual property as critical to our business. We rely on a combination of patent, trademark and trade secret protection to protect our proprietary rights. Nevertheless, the steps we take to protect our proprietary rights may be inadequate. Detection and elimination of unauthorized use of our products is difficult. We may not have the means, financial or otherwise, to prosecute infringing uses of our intellectual property by third parties. Further, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which we will sell our products and offer our services. If we are unable to protect or preserve the value of our patents, trademarks, copyrights, trade secrets or other proprietary rights for any reason, our business, operating results and financial condition could be harmed.

Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims that our products infringe upon the proprietary rights of others or that proprietary rights that we claim are invalid. Litigation could result in substantial costs and diversion of resources and could harm our business, operating results and financial condition regardless of the outcome of the litigation.

Other parties may assert infringement or unfair competition claims against us. We cannot predict whether third parties will assert claims of infringement against us, or whether any future claims will prevent us from operating our business as planned. If we are forced to defend against third-party infringement claims, whether they are with or without merit or are determined in our favor, we could face expensive and time-consuming litigation, which could distract technical and management personnel. If an infringement claim is determined against us, we may be required to pay monetary damages or ongoing royalties. Further, as a result of infringement claims, we may be required, or deem it advisable, to develop non-infringing intellectual property or enter into costly royalty or licensing agreements. Such royalty or licensing agreements, if required, may be unavailable on terms that are acceptable to us, or at all. If a third party successfully asserts an infringement claim against us and we are required to pay monetary damages or royalties or we are unable to develop suitable non-infringing alternatives or license the infringed or similar intellectual property on reasonable terms on a timely basis, it could significantly harm our business.

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We are exposed to fluctuations in currency exchange rates that could negatively impact our financial results and cash flows.

Our currency for SEC reporting purposes is the US Dollar. However, we maintain our books in local currency: US Dollars for its US operations, Pounds Sterling for its United Kingdom operations, Norwegian and Danish Kroner for its Norwegian and Danish operations respectively and Australian Dollars for its Australian operations. For the fiscal year ended 2017, 42% of our operations were conducted inside the United States and 58% outside the United States through our wholly owned subsidiaries. Approximately 50% of our revenues are generated in British Pounds by our subsidiaries in the United Kingdom. During fiscal year 2016, we suffered a loss of $2,710,953 in foreign currency translation adjustments of the values of our UK assets included in our financial statements due to the depreciation of the value of the British pound, as part of the so-called Brexit effect. For the fiscal year 2017 period we recorded a gain of $299,006 on foreign currency translation adjustments due to the British pound strengthening against the US dollar. During the three months ended January 31, 2018, we benefited from an increase in foreign currency translation of $955,937. Any future fluctuations that result in a less favorable exchange rate could adversely affect our revenues, which could negatively impact our results of operations and financial condition.

Our Products May Contain Errors or Defects, which Could Result in Damage to Our Reputation, Lost Revenues, Diverted Development Resources and Increased Service Costs, Warranty Claims and Litigation.

Our devices are complex and must meet stringent requirements. We typically warrant to our customers that our products will be free of defect for twelve months from the shipment date. In addition, certain of our contracts include epidemic failure clauses. If invoked, these clauses may entitle the customer to a product return for repair or obtain a replacement item.

We must develop our products, particularly software associated with these products, quickly to keep pace with the rapidly changing market, and we have a history of frequently introducing new products. Products and services as sophisticated as ours could contain undetected errors or defects, especially when first introduced or when new models or versions are released. In general, our products may not be free from errors or defects after commercial shipments have begun, which could result in damage to our reputation, lost revenues, diverted development resources, increased customer service and support costs and warranty claims which could harm our business, results of operations and financial condition.

Government regulation and legal uncertainties may harm our business.

Because of the nature of some of our products, they may be subject to United States and other export controls and may be exported outside the United States or the United Kingdom only with the required level of export license or through an export license exception. Changes in our products or changes in export and import regulations may create delays in the introduction of our products in international markets, prevent our customers with international operations from deploying our products throughout their global systems or, in some cases, prevent the export or import of our products to certain countries altogether. Any change in export or import regulations or related legislation, shift in approach to the enforcement or scope of existing regulations or change in the countries, persons or technologies targeted by these regulations could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential customers with international operations.

The complex nature of our products increases the likelihood that our products will contain defects.

Our products are complex and may contain defects when first introduced into the market and as new versions are released. Virtually all information technology products and particularly those with electro-mechanical components such as ours are subject to a certain rate of failure. Delivery of products with manufacturing defects or reliability or quality problems could significantly delay or hinder market acceptance of our products, which in turn could damage our reputation and adversely affect our ability to retain our existing customers and to attract new customers. Correcting these production problems may require us to expend significant amounts of capital and other resources. We cannot give you any guarantee that our products will be free from errors or defects after we start commercial production. If there are product errors or defects, this will result in additional development costs, loss of or delays in market acceptance of our products, diversion of technical and other resources from our other development efforts, increased product repair or replacement costs, or the loss of credibility with our current and prospective customers, which may have a negative impact upon our financial performance or status as a going concern.

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As a U.S. corporation with international operations, we are subject to the U.S. Foreign Corrupt Practices Act and other similar foreign anti-corruption laws, as well as other laws governing our operations. If we fail to comply with these laws, we could be subject to civil or criminal penalties, other remedial measures, and legal expenses, which could adversely affect our business, financial condition, and results of operations.

For the fiscal year ended 2017, 42% of our operations were conducted inside the United States and 58% outside the United States through our wholly owned subsidiaries. Our operations are subject to anti-corruption laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”), and other foreign anti-corruption laws that apply in countries where we do business. The FCPA and these other laws generally prohibit us and our employees and intermediaries from offering, promising, authorizing, or making payments to government officials or other persons to obtain or retain business or gain some other business advantage. In addition, we cannot predict the nature, scope, or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted. Operations outside of the U.S. may be affected by changes in trade production laws, policies, and measures, and other regulatory requirements affecting trade and investment.

We are also subject to other laws and regulations governing our international operations, including regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security, the U.S. Department of Treasury’s Office of Foreign Asset Control, and various non-U.S. government entities, including applicable export control regulations, economic sanctions on countries and persons, customs, requirements, currency exchange regulations, and transfer pricing regulations (collectively, the “Trade Control Laws”).

Despite our compliance programs, there can be no assurance that we will be completely effective in ensuring our compliance with all applicable anti-corruption laws, including the FCPA or other legal requirements, or Trade Control Laws. If we are not in compliance with the FCPA and other foreign anti-corruption laws or Trade Control Laws, we may be subject to criminal and civil penalties, disgorgement, and other sanctions and remedial measures, and legal expenses, which could have an adverse impact on our business, financial condition, results of operations and liquidity. Likewise, any investigation of any potential violations of the FCPA, other anti-corruption laws, or Trade Control Laws by the U.S. or foreign authorities could also have an adverse impact on our reputation, business, financial condition, and results of operations.

If we are unable to effectively compete, our business and operating results could be negatively affected.

We face substantial competition in the markets in which we operate. Many of our competitors are large public and private companies that have longer operating histories and significantly greater financial, technical, marketing, and other resources than we have. As a result, these competitors are able to devote greater resources than we can to the development, promotion, sale, and support of their products. In addition, the market capitalization and cash reserves of several of our competitors are much larger than ours, and, as a result, these competitors are much better positioned than we are to exploit markets, develop new technologies, and acquire other companies in order to gain new technologies or products. There can be no assurance that existing or new competitors will not develop technologies that are superior to or more commercially acceptable than our existing and planned technologies and products or that competition in our industry will not lead to reduced prices for our products. If we are unable to successfully compete with existing companies and new entrants to the markets we compete in, our business, results of operations, and financial condition could be adversely affected.

Litigation may adversely affect our business, financial condition, and results of operations.

From time to time in the normal course of business operations, we may become subject to litigation that may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operations are required. The cost to defend such litigation may be significant and is subject to inherent uncertainties. Insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. There also may be adverse publicity with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. An adverse result in any such matter could adversely impact our operating results or financial condition. Additionally, any litigation to which we are subject could also require significant involvement of our senior management and may divert management’s attention from our business and operations.

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We could be negatively impacted by a security breach, through cyber attack, cyber intrusion or otherwise, or other significant disruption of our IT networks and related systems or of those we operate for certain of our customers.

We face the risk, as does any company, of a security breach, whether through cyber attack or cyber intrusion over the Internet, malware, computer viruses, attachments to e-mails, persons inside our organization or with access to systems inside our organization, or other significant disruption of our IT networks and related systems. We face an added risk of a security breach or other significant disruption of the products that we develop, install, operate and maintain for certain of our customers, which may involve managing and protecting information relating to national security and other sensitive government functions or personally identifiable or protected health information. The risk of a security breach or disruption, particularly through cyber attack or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. As a technology-based solutions provider, we face a heightened risk of a security breach or disruption from threats to gain unauthorized access to our and our customers’ proprietary or classified information on our IT networks and related systems. These types of information and IT networks and related systems are critical to the operation of our business and essential to our ability to perform day-to-day operations, and, in some cases, are critical to the operations of certain of our customers. Although we make significant efforts to maintain the security and integrity of these types of information and IT networks and related systems and have implemented various measures to manage the risk of a security breach or disruption, there can be no assurance that our efforts and measures will be effective or that attempted security breaches or disruptions would not be successful or damaging. Even the most well protected information, networks, systems and facilities remain potentially vulnerable because attempted security breaches, particularly cyber attacks and intrusions, or disruptions will occur in the future, and because the techniques used in such attempts are constantly evolving and generally are not recognized until launched against a target, and in some cases are designed not to be detected and, in fact, may not be detected. In some cases, the resources of foreign governments may be behind such attacks due to the nature of our business and the industries in which we operate. Accordingly, we may be unable to anticipate these techniques or to implement adequate security barriers or other preventative measures, and thus it is virtually impossible for us to entirely mitigate this risk. A security breach or other significant disruption involving these types of information and IT networks and related systems could:

●	Disrupt the proper functioning of these networks and systems and, therefore, our operations and/or those of certain of our customers;

●	Result in the unauthorized access to, and destruction, loss, theft, misappropriation or release of, proprietary, confidential, sensitive or otherwise valuable information of ours, our customers or our employees, including trade secrets, which could be used to compete against us or for disruptive, destructive or otherwise harmful purposes and outcomes;

●	Compromise national security and other sensitive government functions;

●	Require significant management attention and resources to remedy the damages that result;

●	Subject us to claims for contract breach, damages, credits, penalties or termination; and

●	Damage our reputation with our customers (particularly agencies of the U.S. Government) and the public generally.

Any or all of the foregoing could have a negative impact on our business, financial condition, results of operations and cash flows.

Risks Related to an Investment in our Securities

The price of our Common Stock has been, and may continue to be, subject to substantial volatility.

Broad market fluctuations or fluctuations in our operations may adversely affect the price of our Common Stock. The market for our Common Stock is volatile, the bid-ask spread is often large, and the trading volume and activity can be low and sporadic. The price of our Common Stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

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●	volatility in the trading markets generally and in our particular market segments;

●	limited trading of our Common Stock;

●	actual or anticipated fluctuations in our results of operations;

●	the financial projections we may provide to the public, any changes in these projections, or our failure to meet these projections;

●	announcements regarding our business or the business of our customers or competitors;

●	changes in accounting standards, policies, guidelines, interpretations, or principles;

●	actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;

●	developments or disputes concerning our intellectual property or our offerings, or third-party proprietary rights;

●	announced or completed acquisitions of businesses or technologies by us or our competitors;

●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

●	any major change in our Board or management;

●	sales of shares of our Common Stock by us or our stockholders;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war, incidents of terrorism, or responses to these events.

Statements of, or changes in, opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the markets in which we operate or expect to operate could have an adverse effect on the market price of our Common Stock. In addition, the stock market as a whole, as well as our particular market segment, have from time to time experienced extreme price and volume fluctuations, which may affect the market price for the securities of many companies, and which often have appeared unrelated to the operating performance of such companies.

Although our shares are publicly traded on the Nasdaq Capital Market, the trading market for shares of our Common Stock has been inconsistent with wide fluctuations in the trading volume. There are periods where the trading volume is extremely low and somewhat limited, which could negatively affect our stockholders’ ability to sell their shares of our Common Stock at the time and price they desire.

We do not currently pay dividends on our Common Stock, and do not anticipate paying dividends in the foreseeable future.

Our Board has never declared a dividend on our Common Stock and we do not anticipate paying dividends on our Common Stock in the foreseeable future. We intend to retain our cash and future earnings, if any, to fund our business plan. Our future dividend policy is within the discretion of our Board and will depend upon various factors, including our business, financial condition, results of operations, and capital requirements. Therefore, we cannot offer any assurance that our Board will determine to pay special or regular dividends in the future. Unless our Board determines to pay dividends, stockholders will be required to look to appreciation of our Common Stock to realize a gain on their investment. There can be no assurance that this appreciation will occur.

Our principal stockholders control a substantial amount of our stock and, therefore, may influence our affairs.

If a few principal stockholders act in concert, they could determine the outcomes of matters submitted to stockholders or the election of our Board. We estimate that our principal stockholders (stockholders owning more than 5% of our Common Stock) beneficially owned approximately 71.5% of Common Stock outstanding as of April 20, 2018.

We may issue additional shares of our Common Stock in the future, which could cause significant dilution to all stockholders.

We are authorized to issue 150,000,000 shares, par value $0.001 per share of common stock (the “Common Stock”) and 5,000,000 shares of preferred stock. As of April 20, 2018, there were 10,415,416 shares of Common Stock issued and outstanding. We have also designated 1,000 shares of Series C Convertible Preferred Stock (the “Preferred Stock”), all of which are issued and outstanding. We may issue additional shares of Common Stock in the future in connection with a financing, acquisition, upon exercise of outstanding options, or in connection with the grant of restricted stock units. Any issuance of additional shares of our Common Stock, or equity securities convertible into our Common Stock, including, but not limited to, preferred stock, warrants, and options, will dilute the percentage ownership interest of all stockholders, may dilute the book value per share of our Common Stock, and may negatively impact the market price of our Common Stock.

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Sales of a substantial number of shares of our Common Stock in the public market, or the perception that they may occur, may depress the market price of our Common Stock.

Of the total number of shares of Common Stock currently issued and outstanding, almost all are freely transferable or may be publicly resold pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least six months, including our affiliates, would be entitled to sell such securities, subject to the availability of current public information about the company. A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his shares for at least one year, would be entitled under Rule 144 to sell such shares without regard to any limitations under Rule 144. Under Rule 144, sales by our affiliates are subject to volume limitations, manner of sale provisions and notice requirements. The ability to sell shares of Common Stock to the public, whether pursuant to an effective registration statement, Rule 144, or an exemption from the registration requirements, may adversely affect the price of our Common Stock by creating an excessive supply, the scope or extent of which effect we cannot predict. Likewise, the ability for sale of substantial amounts of our Common Stock could reduce the prevailing market price.

USE OF PROCEEDS

All of the shares of our Common Stock covered by this prospectus are being offered and sold by the selling stockholders. See “Selling Stockholders.” We will not receive any proceeds from these sales of our Common Stock. We will pay all of the fees and expenses incurred by us in connection with this registration. We will not be responsible for fees and expenses incurred by the selling stockholders or any underwriting discounts or agent’s commissions.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of all material characteristics of our capital stock as set forth in our Certificate of Incorporation, including the certificate of designation for the Series C Convertible Preferred Stock, and our Bylaws. The summary does not purport to be complete and is qualified in its entirety by reference to our Certificate of Incorporation, including the certificate of designation for the Series C Convertible Preferred Stock, and our Bylaws, and to the provisions of the Delaware General Corporation Law. We encourage you to review complete copies of our Certificate of Incorporation, including the certificate of designation for the Series C Convertible Preferred Stock, and our Bylaws. You can obtain copies of these documents by following the directions outlined in “Where You Can Find More Information” elsewhere in this prospectus.

Our certificate of incorporation authorizes 150,000,000 shares, par value $0.001 per share of common stock (the “Common Stock”) and 5,000,000 shares of preferred stock. As of April 20, 2018, there were 10,415,416 shares of Common Stock issued and outstanding. We have also designated 1,000 shares of Series C Convertible Preferred Stock (the “Preferred Stock”), all of which are issued and outstanding.

Common Stock

Each holder of common stock is entitled to one vote per share on all matters for which such stockholder has voting power as well as dividends if and when declared by the Company’s Board of Directors. There are no preemptive rights. In the event of liquidation, dissolution or winding up of the Company’s business, holders of common stock will be entitled to receive, pro rata, all of the Company’s remaining assets available for distribution, after satisfaction of all of the Company’s debts and liabilities.

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Preferred Stock

Each share of Preferred Stock has a stated value of $1,000. The Preferred Stock has no voting rights. However, we may not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock, (b) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Preferred Stock, (c) increase the number of authorized shares of Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Upon any liquidation, dissolution or winding-up of the Company, the holders of the Preferred Stock shall be entitled to receive out of the Company’s assets an amount equal to the as-if converted into Common Stock value of any unconverted Preferred Stock.

The Preferred Stock may be converted at any time at the option of the Company or the holders thereof into shares of Common Stock at a price of $5.00 per share of Common Stock. As a result, the 1,000 shares of Preferred Stock that are issued and outstanding may be converted into 200,000 shares of Common Stock. The conversion price is subject to standard adjustment in the event of stock dividends and stock splits.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Olde Monmouth Stock Transfer Co., Inc with a mailing address of 200 Memorial Parkway, Atlantic Highlands, New Jersey 07716.

SELLING STOCKHOLDERS

The “selling stockholders” named in this prospectus may sell shares of our Common Stock registered pursuant to the registration statement of which this prospectus forms a part. This prospectus covers the resale of 2,588,738 shares of Common Stock owned by the selling stockholders named in this prospectus.

The following table sets forth certain information provided to us by the selling stockholders with respect to the beneficial ownership of our Common Stock by the selling stockholders as of April 20, 2018. The following table assumes that the selling stockholders sell all of their shares registered herewith; however, we are unable to determine the exact number of shares that will actually be sold. The percentage of shares beneficially owned following the offering is based on 10,415,416 shares outstanding at April 20, 2018, determined in accordance with Rule 13d-3 promulgated under the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose.

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Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Number of Shares of Common Stock to be Sold Hereunder	Number of Shares of Common Stock Owned Following Offering	Percentage of Common Stock Owned Following Offering

Forest Manor N.V.(1)	1,251,007	1,028,727	222,280	2.2%
Pacific Capital Management LLC (2)	148,786	100,000	48,786	*
Mary Losty (3)	82,143	75,000	7,143	*
Louis A. Brilleman	21,429	21,429	-0-	—
Niels Sondergaard	2,213,485	442,697	1,770,788	17.1%
The G. Tyler Runnels and Jasmine Niklas Runnels TTEES of The Runnels Family Trust DTD 1-11-2000 (4)	1,002,852	262,189	740,663	7.2%
Geoffrey Turner	10,011	10,011	-0-	—
Emerson Partners (5)	330,161	219,882	110,279	*
Bryan Ezralow 1994 Trust u/t/d 12/22/1994 (6)	986,369	232,682	753,687	7.3%
BKF Asset Holdings, Inc. (7)	669,447	113,889	555,558	5.4%
International Advisors, LLC (8)	25,000	25,000	-0-	—
David Castaneda	56,268	49,232	7,036	*
Susan Roush	8,000	8,000	-0-	—

Total		2,588,738

* Less than one percent.

(1)	The Company has been advised that Malabar Hill NV is the statutory director of Forest Manor, and that Mr. F.H. Fentener van Vlissingen is the statutory director of Malabar Hill NV.

(2)	The Company has been advised that Jonathan Glaser as managing member has voting and dispositive power over the shares held by this entity.

(3)	Ms. Losty is a member of the Company’s Board of Directors.

(4)	The Company has been advised that G. Tyler Runnels, as trustee, has voting and dispositive power over the shares held by this entity. The number of shares owned by this selling stockholder before and after this offering does not include 308,094 shares held by persons that may be deemed under common control with the selling stockholder.

(5)	The Company has been advised that J. Steven Emerson has voting and dispositive power over the shares held by this entity. The number of shares owned by this selling stockholder before and after this offering does not include shares held by persons that may be deemed under common control with the selling stockholder.

(6)	The Company has been advised that Bryan Ezralow, as trustee, has voting and dispositive power over the shares held by this entity. The number of shares owned by this selling stockholder before and after this offering does not include 177,041 shares held by persons that may be deemed under common control with the selling stockholder.

(7)	The Company has been advised that Steven Bronson has indirect voting and dispositive power over the shares held by this entity.

(8)	The Company has been advised that Steven Bronson has voting and dispositive power over the shares held by this entity.

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PLAN OF DISTRIBUTION

Under this prospectus, the selling stockholders intend to offer our securities to the public:

●	on the Nasdaq or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market; in transactions other than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	through block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	directly to one or more purchasers;

●	through agents;

●	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	if the Company agrees prior to the distribution, through one or more underwriters on a firm commitment or best-efforts basis;

●	in an exchange distribution in accordance with the rules of the applicable exchange;

●	in privately negotiated transactions;

●	through loans or pledges to a broker-dealer who may sell Shares upon a default;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of Common Stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. If the selling stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers, or agents, such underwriters, broker-dealers, or agents may receive commissions in the form of discounts, concessions, or commissions from the selling stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions, or commissions as to particular underwriters, broker-dealers, or agents may be in excess of those customary in the types of transactions involved).

LEGAL MATTERS

Louis A. Brilleman, Esq. will pass upon the validity of the securities offered in this registration statement.

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EXPERTS

The consolidated financial statements of the Company appearing in the Company’s Annual Report on Form 10-K for the year ended October 31, 2017 have been audited by Frazier & Deeter, LLC, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Our legal counsel, Louis A. Brilleman, Esq. received 21,429 shares of common stock as partial compensation for legal services rendered and is a selling stockholder pursuant to this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, including any documents incorporated herein by reference, constitutes a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement. You should refer to the registration statement and its related exhibits and schedules, and the documents incorporated herein by reference, for further information about our company and the securities offered in this prospectus. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of that document filed as an exhibit to the registration statement or otherwise filed with the SEC, and each such statement is qualified by this reference. The registration statement and its exhibits and schedules, and the documents incorporated herein by reference, are on file at the offices of the SEC and may be inspected without charge.

We file annual, quarterly and current reports and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at www.sec.gov.

Our home page is located at www.codaoctopusgroup.com. Our annual reports on Form 10-K, our quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC are available free of charge through our web site as soon as reasonably practicable after those reports or filings are electronically filed or furnished to the SEC. Information on our web site or any other web site is not incorporated by reference in this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference in this prospectus information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. The following documents, which have previously been filed by us with the SEC under the Exchange Act of 1934, are incorporated herein by reference:

●	our Annual Report on Form 10-K for the year ended October 31, 2017, filed on January 30, 2018;

●	our Quarterly Report on Form 10-Q for the period ended January 31, 2018 filed on March 19, 2018;

●	A description of the Common Stock to be registered hereunder is set forth under the caption “Description of Registrant’s Securities to be Registered” in the Company’s Registration Statement on Form 10/A (File No. 000-52815) filed with the Securities and Exchange Commission on March 29, 2017, and any subsequent amendments or reports filed for the purpose of updating such description; and

●	our Current Reports on Form 8-K filed on December 12, 2017, January 16, 2018, February 1, 2018 and February 8, 2018; in each case, to the extent filed and not furnished.

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All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates documents by reference that are not delivered herewith. You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address and telephone number:

Coda Octopus Group, Inc.

7380 W. Sand Lake Road, Suite 500,

Orlando, Florida 32819

(801) 456-8684

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